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                                                                     EXHIBIT 5.1


                                                  Business Objects S.A.
                                                  European Headquarters
                                                  157-159 rue Anatole France
                                                  92309 Levallois-Perret
                                                  France


                                                  November 6, 2002



        Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 45,000 ordinary shares nominal value 0.10 euro per ordinary share (the "Shares"), of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

        i. a certified copy of the seventh, eighth and ninth resolutions of the extraordinary general meeting of the shareholders of the Company held on June 12, 2001;

        ii. a certified copy of the fifteenth resolution of the extraordinary general meeting of the shareholders of the Company held on June 5, 2002;

        iii. a special statutory auditor's report ("rapport des Commissaires aux avantages particuliers") dated as of May 31, 2001;

        iv. a statutory auditor's report on the issuance of securities without preferential subscription right ("Rapport des Commissaires aux comptes sur l'emission d'autres valeurs mobilieres avec suppression du droit preferentiel de souscription") dated as of May 11, 2001;

        v. a copy of the three "attestations d'inscription en compte" respectively for the warrants held by Messrs. Bernard Charles, Albert Eisenstat and Arnold Silverman established by BNP PARIBAS dated as of August 24, 2001; and

        vi. a copy of the by-laws (statuts) of the Company dated as of July 15, 2002 (the "Statuts"),

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.



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        In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect as the dated hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued pursuant to the exercise of the warrants, to the extent that they are:

        - issued in compliance with the provisions of the seventh, eighth and ninth resolutions of the extraordinary general meeting of the shareholders of the Company held on June 12, 2001, and the fifteenth resolution of the extraordinary general meeting of the shareholders of the Company held on June 5, 2002, the Statuts and the then applicable law, and

        - are fully paid up in accordance with the provisions of the seventh, eighth and ninth resolutions of the extraordinary general meeting of the shareholders of the Company held on June 12, 2001, and the fifteenth resolution of the extraordinary general meeting of the shareholders of the Company held on June 5, 2002, the Statuts and the then applicable law, will be validly issued and fully paid up.

        We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

                                                        Very truly yours,

                                                        /s/ Shearman & Sterling


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